FOR IMMEDIATE RELEASE                                        EXHIBIT 99.1

Media Contact: Tammy Nystuen (763) 551-7496 tammy.nystuen@selectcomfort.com	Investor Relations Contact: Frank Milano (763) 551-6908 frank.milano@selectcomfort.com

SELECT COMFORT TO COMMENT ON THIRD QUARTER BUSINESS TRENDS

MINNEAPOLIS - (September 5, 2006) - Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer(1) and creator of the Sleep Number® bed, will provide an update on its business trends for the third quarter of 2006 after the close of the financial markets on Wednesday, September 13. A digital replay of the business update will be accessible after 3:00 p.m. Central Time on September 13 and will remain available through 5:00 p.m. Central Time on October 20 by calling 888-286-8010 (International callers may dial 617-801-6888). The passcode for the replay is 27307340. The webcast and a transcript of the recording will be accessible through the Investor Relations section of the company’s website at www.selectcomfort.com.

About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 30 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. Select Comfort's products are sold through more than 400 company-owned retail stores located nationwide; through selected furniture retailers and specialty bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

(1) Top Bedding Specialists, Furniture Today, August 14, 2006.

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